Filed Pursuant to Rule 424(b)(2)
Registration No. 333-166663

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 9, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated May 21, 2010)

Crosstex Energy, L.P.
8,800,000 Common Units
Representing Limited Partner Interests

We are offering 8,800,000 common units representing limited partner interests in Crosstex Energy, L.P. Our common units trade on the Nasdaq Global Select Market LLC under the symbol "XTEX." The last reported trading price of our common units on the Nasdaq Global Select Market LLC on May 8, 2012 was $16.99 per common unit.

Investing in our common units involves risks. See "Risk Factors" on page S-13 of this prospectus supplement and page 2 of the accompanying base prospectus.

	Per Common Unit	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds, Before Expenses, to Crosstex Energy, L.P	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 1,320,000 common units from us on the same terms and conditions as set forth above if the underwriters sell more than 8,800,000 common units in this offering.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The common units will be ready for delivery on or about                          , 2012.

Joint Book-Running Managers
Wells Fargo Securities
BofA Merrill Lynch
Citigroup
RBC Capital Markets

Co-Managers

Goldman, Sachs & Co.	Raymond James	BMO Capital Markets

Janney Montgomery Scott	ABN AMRO

Prospectus Supplement dated                                           , 2012.

S-i

IMPORTANT INFORMATION IN THIS PROSPECTUS SUPPLEMENT
AND THE ACCOMPANYING PROSPECTUS

          This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common units. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of common units. Generally, when we refer only to the "prospectus," we are referring to both parts combined. If the information about the common unit offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

          Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read "Information Incorporated by Reference" on page S-26 of this prospectus supplement.

          You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of common units. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the common units, and seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

          Some of the information included in this prospectus supplement and the documents we incorporate by reference herein contain "forward-looking" statements. All statements that are not statements of historical facts, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. You can typically identify forward-looking statements by the use of forward-looking words, such as "forecast," "may," "believe," "will," "should," "plan," "predict," "anticipate," "intend," "estimate," "expect" and other similar words. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference.

          These forward-looking statements are made based upon management's current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Known material risks and uncertainties include the risks set forth under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 as well as the following risks and uncertainties:

  •
  our profitability is dependent upon prices and market demand for natural gas and NGLs;

  •
  our substantial indebtedness could limit our flexibility and adversely affect our financial health;

  •
  we may not be able to obtain new capital to fund our acquisition and growth strategies, which could impair our ability to fund future capital needs and to grow;

S-ii

  •
  we do not have diversified assets;

  •
  drilling levels may decrease due to deterioration in the credit and commodity markets and prices of natural gas and NGLs;

  •
  our efforts to manage credit risk may fail to adequately protect against customer nonpayment;

  •
  our use of derivative financial instruments does not eliminate our exposure to fluctuations in commodity prices and interest rates;

  •
  we may not be successful in balancing our purchases and sales;

  •
  the amount of natural gas transported in our gathering and transmission lines may decline as a result of reduced drilling by producers, competition for supplies, reserve declines and reduction in demand from key customers and markets;

  •
  the level of our processing operations may decline for similar reasons;

  •
  operational, regulatory and other asset-related risks, including weather conditions such as hurricanes, exist because a significant portion of our assets are located in southern Louisiana and the Gulf of Mexico; and

  •
  the risks described elsewhere in this prospectus supplement and in the documents incorporated by reference herein.

          Before you invest, you should be aware that the occurrence of any of the events described under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 could substantially harm our business, results of operations and financial condition. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

S-iii

SUMMARY

          This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference for a more complete understanding of this offering of common units. Please read "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 for information regarding risks you should consider before investing in our common units. We include a glossary of some of the terms used in this prospectus supplement as Appendix A. Unless the context otherwise indicates, the information included in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional common units.

          Throughout this prospectus supplement, when we use the terms "we," "us," "our" or the "partnership," we are referring either to Crosstex Energy, L.P. in its individual capacity or to Crosstex Energy, L.P. and its operating subsidiaries collectively, as the context requires. References in this prospectus supplement to our "general partner" refer to Crosstex Energy GP, LLC.

Overview

          Crosstex Energy, L.P. is an independent midstream energy company engaged in the gathering, transmission, processing and marketing of natural gas and natural gas liquids, or NGLs, and providing terminal services for crude oil. We connect the wells of natural gas producers in our market areas to our gathering systems, process natural gas for the removal of NGLs, fractionate NGLs into purity products and market those products for a fee, transport natural gas and ultimately provide natural gas to a variety of markets. We purchase natural gas from natural gas producers and other supply sources and sell that natural gas to utilities, industrial consumers, other marketers and pipelines. We operate processing plants that process gas transported to the plants by major interstate pipelines or from our own gathering systems under a variety of fee arrangements.

          We focus on the gathering, processing, transmission and marketing of natural gas and NGLs, which we manage as regional reporting segments. Our geographic focus is in the North Texas Barnett Shale (NTX) and in Louisiana, in which we have two reportable business segments (the Crosstex LIG system and the south Louisiana processing and NGL assets, or PNGL). Our combined midstream assets consist of over 3,300 miles of natural gas gathering and transmission and NGL pipelines, ten natural gas processing plants and three fractionators. Our gathering systems consist of a network of pipelines that collect natural gas from points near producing wells and transport it to larger pipelines for further transmission. Our transmission pipelines primarily receive natural gas from our gathering systems and from third party gathering and transmission systems and deliver natural gas to industrial end-users, utilities and other pipelines. Our processing plants remove NGLs and CO2 from a natural gas stream and our fractionators separate the NGLs into separate NGL products, including ethane, propane, iso-butane and normal butanes and natural gasoline.

          Our assets include the following:

  •
  North Texas Assets.  Our North Texas assets consist of gathering systems with total capacity of approximately 1,250 MMcf/d, processing facilities with a total processing capacity of 285 MMcf/d and a transmission pipeline with a capacity of approximately 375 MMcf/d.

  •
  Crosstex LIG System.  The Crosstex LIG system is one of the largest intrastate pipeline systems in Louisiana, consisting of approximately 2,000 miles of mainly transmission pipelines which extend from the Haynesville Shale in north Louisiana to onshore production in south central and southeast Louisiana and processing facilities with a total processing capacity of 370 MMcf/d.

  •
  South Louisiana Processing and NGL Assets.  Our south Louisiana natural gas processing and liquids assets include approximately 1.7 Bcf/d of processing capacity, 43,000 Bbl/d of fractionation capacity, in excess of 3.1 million barrels of underground storage and approximately 440 miles of liquids transport lines.

Our Business Strategy

          Our business strategy consists of three overarching objectives, which are to maximize earnings and growth of our existing businesses, to enhance the scale and diversification of our assets and to continue our focus on operational excellence.

          Maximize earnings and growth of existing businesses.    We intend to leverage our franchise position, infrastructure and customer relationships by expanding existing systems to meet new or increased demand for our gathering, transmission, processing and marketing services. For example, during 2011, we completed two expansion projects in north Texas in the Barnett Shale natural gas play. We added compression and gathering lines at two separate locations, increasing capacity by approximately 50 MMcf/d at an aggregate cost of approximately $44.2 million, which generated gross operating margin of $17.0 million in 2011 as discussed more fully under "Recent Developments" below.

          Enhance scale and diversification of our assets.    We look to grow and diversify by acquiring and/or building assets in new areas to serve as a platform for growth with a focus on emerging shale play areas with NGL and crude oil exposure. We expanded our asset scale and diversification during 2011 through our joint investment with Apache Corporation in the Permian Basin, through our equity investment in Howard Energy Partners in the Eagle Ford Shale play in south Texas and by adding crude oil terminals at our south Louisiana facilities. During 2011, we also began work on a project to expand our NGL pipeline system and our fractionation facilities in south Louisiana with construction commencing in 2012 and a planned completion date in mid 2013. These projects and the potential growth from these projects will help to provide additional scale and geographic diversity. All of these projects are discussed more fully under "Recent Developments."

          Continue to focus on operational excellence.    We have a continued focus on operating our existing asset base to maximize cost efficiencies, provide flexibility for our customers and provide reliable capacity for our customers, while maintaining a high level of safety, environmental integrity, innovation and customer service. We have developed tools to monitor pressures across our systems, providing the opportunity to adjust operating modes. This improves reliability, reduces fuel consumption and enhances customer service. We continue to optimize our processing plant performance to improve ethane recovery. We are also in the top quartile of safety performance in the midstream industry due to our systematic focus on safety across the organization.

Recent Developments

          Clearfield Acquisition.    On May 8, 2012, we announced our agreement to acquire privately held Clearfield Energy,  Inc., or Clearfield, for approximately $210 million in cash at closing, subject to certain adjustments, which we refer to as the Clearfield Acquisition. Clearfield is a crude oil, condensate and water services company with operations in Ohio, Kentucky and West Virginia. Clearfield currently moves approximately 30% of the oil production in Ohio and provides a solid entry into the emerging Utica Shale play where major producers have acquired significant acreage positions. We expect this acquisition to be immediately accretive to distributable cash flow.

          The Clearfield Acquisition further diversifies our asset base in terms of geography and service offerings, representing an important strategic step for us into crude and condensate services. As Utica Shale production expands, we plan to leverage Clearfield's first-mover position in crude and condensate services in the region, which will drive further growth. We believe our core capabilities and strong financial position will enable us to leverage Clearfield's strategically positioned assets and operational platform to accelerate growth. In addition, this platform will better enable us to compete for natural gas gathering and processing opportunities in the emerging Utica Shale play.

          Clearfield's assets include a 4,500-barrel-per-hour crude oil barge loading terminal on the Ohio River, a 28,000-barrel-per day crude oil rail loading terminal on the Ohio Central Railroad network, which is expected to expand to a 56,000-barrel-per-day facility by end-of-year, and 200 miles of crude oil pipelines in Ohio and West Virginia. The assets also include 100,000 barrels of above ground storage, six existing brine water disposal wells with two additional disposal wells under development and an extensive fleet of trucks with a total capacity of 35,000 barrels per day. In addition, Clearfield owns more than 2,500 miles of unused right of way.

          We plan to fund the Clearfield Acquisition and other capital projects (including the Cajun-Sibon NGL pipeline expansion) with a combination of the net proceeds from the concurrent senior notes offering described below together with additional equity financing. The closing of the Clearfield Acquisition, which is expected to close in July 2012, is subject to the satisfaction of customary closing conditions, including applicable regulatory approvals.

          Notes Offering.    Concurrently with this offering, subject to market conditions, we are offering approximately $250 million in principal amount of a new series of senior unsecured notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to persons outside the United States under Regulation S. The size of the senior notes offering may be increased or decreased depending on market conditions, or we may decide not to undertake the offering at all. We intend to use the net proceeds from the senior notes offering to fund a portion of the consideration payable by us in connection with the Clearfield Acquisition and for general partnership purposes, including capital expenditures for the Cajun-Sibon NGL pipeline expansion. The initial purchasers of the senior notes will place into escrow the net proceeds from the senior notes offering pending the completion of the Clearfield Acquisition. If the acquisition does not occur by August 31, 2012, or the acquisition agreement is terminated prior to such date, the escrowed funds will be applied to the mandatory redemption of the notes. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy any senior notes. The completion of this offering is not conditioned upon the completion of the private placement of senior notes or vice versa. We cannot give any assurance that the senior notes offering will be completed. The foregoing description and any other information regarding the concurrent senior notes offering is included herein solely for informational purposes and does not purport to be complete. Please see "Use of Proceeds" and "Capitalization."

          Distributions.    On April 19, 2012, we announced a quarterly cash distribution of $0.33 per common unit, or $1.32 per common unit on an annualized basis, for the first quarter of 2012. This cash distribution will be paid on May 15, 2012 on all outstanding common units of record as of the close of business on May 2, 2012. The purchasers of common units in this offering will not receive the distribution declared for the first quarter of 2012.

          Riverside Fractionation Facility Expansion.    On May 7, 2012, we announced our plans to increase our capacity to transload crude oil from rail cars to both barges and pipeline at our Riverside fractionation facility in southern Louisiana from approximately 4,500 barrels of crude oil per day to approximately 15,000 barrels of crude per day. The Phase I modification of the Riverside facility, which allowed crude as well as NGLs to be transloaded from rail to barge, was operational in January 2012. The Phase II development at the Riverside facility will include new storage tank facilities, upgraded pipeline connections and improved barge delivery capabilities on the Mississippi River. Construction of the Phase II expansion project at Riverside will begin in late June 2012 and is expected be operational in the first quarter of 2013. The expansion project is expected to cost approximately $16 million. We have entered into a long-term agreement which supports this expansion.

          This expansion better enables us to take advantage of the crude pricing differentials in today's market by providing quick access to the premium Louisiana market. Regional infrastructure bottlenecks have created differentials to the Louisiana Gulf Coast crude market, specifically Louisiana Light Sweet crude, which benefits our physical asset position. We earn a volume based fee for providing this terminal service.

          Permian Basin Apache Joint Investment.    We and Apache Corporation jointly have committed to invest $85.0 million in a new-build natural gas processing facility in the Permian Basin in Glasscock County, which we refer to as our Deadwood Plant. Crosstex and Apache have funded the processing project equally and each holds a 50 percent undivided working interest in the assets. We installed a refrigeration plant with a capacity of 20 MMcf/d, and we commenced operation of this facility in February 2012. We managed the construction of a cryogenic gas processing facility with a capacity of 50 MMcf/d, which we began operating in May 2012. The project gives us a footprint for growth in the Permian Basin where we will pursue additional business opportunities.

          We also purchased and upgraded a nearby rail terminal and fractionator (which we renamed the Mesquite Terminal) in Midland County to serve initially as a rail terminal for the Deadwood Plant NGLs and third-party raw-make NGLs. These NGLs will be transported to our Eunice fractionation facility in south central Louisiana for fractionation and sales. We own 100% of the Mesquite Terminal. The Mesquite Terminal began receiving rawmake NGLs in February 2012 from the Deadwood Plant when we commenced its operation and from another producer via existing NGL pipelines or trucks. We have invested $12.7 million in this project. This facility will provide NGL takeaway for the constrained Permian infrastructure until a long-term pipeline solution becomes available.

          Cajun-Sibon NGL expansion.    The Cajun-Sibon NGL pipeline expansion will be an extension of our existing 440-mile Cajun-Sibon NGL pipeline that is connected to our fractionation facilities in south central Louisiana. The approximately 130-mile, 12-inch-diameter extension will have an initial capacity of 70,000 Bbls/d of NGLs. It will originate from interconnections to major Mont Belvieu supply pipelines and will provide connectivity for NGLs from the Permian Basin, Mid-Continent, Barnett Shale, Eagle Ford Shale and Rocky Mountain areas to our NGL fractionation facilities and end-user petrochemical customers in Louisiana. The project also includes the expansion of our Eunice NGL fractionation facilities from 15,000 Bbls/d to 55,000 Bbls/d, which will increase our interconnected fractionation capacity in Louisiana to approximately 97,000 Bbls/d.

          We executed a long-term ethane sales agreement with Williams Olefins, a subsidiary of the Williams Companies, which provides us a secure market for ethane generated by our Eunice fractionation facility, the key product in the project. On the supply side, we have equity supply from our Texas gas plants and have received sufficient long-term supply commitments to proceed with the construction of this project. We are negotiating additional long-term commitments for the remaining capacity.

          The Cajun-Sibon project expands our strategic footprint of our PNGL assets so we can take advantage of the increasing demand for fractionation and NGL handling as producers pursue the development of liquids-rich natural gas shale plays. The current estimated capital for this project is $230.0 million. We expect the facilities will be operational in the first half of 2013.

          Partnership with Howard Energy Partners.    In June 2011, we made a strategic equity investment in Howard Midstream Energy Partners, LLC, or HEP, which provides us with an important growth platform in the rapidly developing Eagle Ford Shale play in south Texas, a new geographic area for us. HEP owns midstream assets and provides midstream and construction services to Eagle Ford Shale producers.

          Crosstex and an unrelated party each provided an initial capital contribution of $35.0 million for an ownership interest of about 35% each in HEP. HEP's management team has extensive midstream experience and, together with our experience in large scale and emerging shale developments, provide the depth and overall ability to develop and execute additional midstream projects in the Eagle Ford.

          On March 15, 2012, HEP announced that it entered into a definitive agreement to acquire substantially all of Meritage Midstream Services' natural gas gathering assets in south Texas. This acquisition was funded primarily by capital contributions by Crosstex and other unrelated parties. The capital contribution related to the Meritage acquisition was a total of $52.3 million, with $4.9 million paid in March 2012 and the remaining $47.4 million paid in April 2012. After the closing of the acquisition and including initial investments, we have contributed a total of $87.3 million for an ownership interest in HEP of approximately 30.6%.

Principal Executive Offices and Internet Address

          Our principal executive offices are located at 2501 Cedar Springs, Dallas, Texas 75201 and our telephone number is (214) 953-9500. Our website is located at www.crosstexenergy.com. We make available our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, the "SEC" or the "Commission," free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the Commission. The information on our website is not part of this prospectus, and you should rely only on information contained or incorporated by reference in this prospectus when making a decision as to whether or not to invest in the common units.

          The diagram below depicts our organization and ownership prior to this offering.

Ownership of Crosstex Energy, L.P.

*
GSO Crosstex Holdings LLC's 23% limited partner interest includes common units owned by certain of its affiliated entities.

THE OFFERING

Common units offered by us	8,800,000 common units.
10,120,000 common units if the underwriters exercise in full their option to purchase an additional 1,320,000 common units.
Common units outstanding before this offering	50,869,997 common units.
Units outstanding after this offering	59,669,997 common units, or 60,989,997 common units if the underwriters exercise in full their option to purchase the additional 1,320,000 common units.

14,705,882 preferred units held by GSO Crosstex Holdings LLC that are convertible into common units on a one-for-one basis. Commencing on January 19, 2013, we will have the right at any time to convert to common units all or part of the preferred units then outstanding, subject to certain conditions.
Use of proceeds
We expect to receive net proceeds from this offering of approximately $ million from the sale of 8,800,000 common units offered by this prospectus supplement, including our general partner's proportionate capital contribution, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, including any net proceeds from the underwriters' exercise of their option to purchase additional common units, for capital expenditures for currently identified projects, including the Cajun-Sibon NGL pipeline expansion and the Riverside expansion project. Pending such use, we will reduce borrowings under our credit facility. Please read "Use of Proceeds."
Cash distributions
On April 19, 2012, we announced a quarterly cash distribution of $0.33 per common unit, or $1.32 per common unit on an annualized basis, for the first quarter of 2012. This cash distribution will be paid May 15, 2012 on all outstanding common units of record as of the close of business on May 2, 2012. This distribution reflects an increase of approximately 3% over the previous quarter's distribution and approximately 14% over the distribution for the first quarter of 2011. The purchasers of common units in this offering will not receive the distribution declared for the first quarter of 2012. The first quarterly cash distribution the purchasers of common units in this offering will receive is for the second quarter of 2012.
Within 45 days after the end of each quarter, we distribute our available cash to unitholders of record on the applicable record date.

If cash distributions to our unitholders exceed $0.25 per common unit in any quarter, our general partner will receive, in addition to distributions on its 2% general partner interest, increasing percentages, up to 48%, of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions." Because our cash distributions currently exceed $0.25 per common unit, our general partner is currently receiving incentive distributions. Please read "Cash Distribution Policy" included in the accompanying base prospectus.
Issuance of additional common units	We can issue an unlimited number of common units without the consent of our unitholders.
Voting rights
Our general partner manages and operates us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of all outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon completion of this offering, our general partner, Crosstex Energy, Inc., our directors and executive officers and GSO Crosstex Holdings LLC will beneficially own an aggregate of approximately 44% of our outstanding units. Please read "Description of Our Partnership Agreement — Voting Rights" included in the accompanying base prospectus.
Estimated ratio of taxable income to distributions
We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2014, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20% or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $1.32 per unit, we estimate that your average allocable federal taxable income per year will be no more than $0.26 per unit. Please read "Material Income Tax Considerations."
Material tax considerations
For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material Income Tax Considerations" in the accompanying base prospectus.
Nasdaq Global Select Market LLC symbol	XTEX
Risk factors
You should read the risk factors found in the documents incorporated herein by reference, as well as the other cautionary statements throughout this prospectus supplement, to ensure you understand the risks associated with an investment in our common units.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

          The following tables show our summary consolidated financial information as of and for the periods indicated. We derived the information in the following tables from, and that information should be read together with and is qualified in its entirety by reference to, our historical consolidated financial statements and the accompanying notes incorporated herein by reference. The tables should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, which are incorporated herein by reference.

	Years Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(Dollars in thousands)
Statement of Operations Data:
Revenues:
Midstream	$1,583,551	$1,792,676	$2,013,942	$489,770	$371,709
Operating costs and expenses:
Purchased gas and NGLs	1,272,329	1,454,376	1,638,777	399,933	271,956
Operating expenses	110,394	105,060	111,778	25,044	27,806
General and administrative	59,854	48,414	52,801	11,755	14,963
(Gain) loss on sale of property	(666)	(13,881)	264	(19)	(98)
(Gain) loss on derivatives	(2,994)	9,100	7,776	3,421	2,169
Impairments	2,894	1,311	—	—	—
Depreciation and amortization	119,088	111,551	125,284	29,653	32,178

Total operating costs and expenses	1,560,899	1,715,931	1,936,680	469,787	348,974

Operating income	22,652	76,745	77,262	19,983	22,735
Other income (expense):
Interest expense, net	(95,078)	(87,035)	(79,233)	(19,769)	(19,382)
Loss on extinguishment of debt	(4,669)	(14,713)	—	—	—
Other income	1,400	295	707	113	12

Total other income (expense)	(98,347)	(101,453)	(78,526)	(19,656)	(19,370)

Income (loss) from continuing operations before non-controlling interest and income taxes	(75,695)	(24,708)	(1,264)	327	3,365
Income tax provision	(1,790)	(1,121)	(1,126)	(253)	(424)

Income (loss) from continuing operations, net of tax	(77,485)	(25,829)	(2,390)	74	2,941
Loss from discontinued operations, net of tax	(1,796)	—	—	—	—

Gain from sale of discontinued operations, net of tax	183,747	—	—	—	—

Discontinued operations	181,951	—	—

Net income (loss)	104,466	(25,829)	(2,390)	74	2,941

Less: Net income (loss) from continuing operations attributable to the non-controlling interest	60	19	(48)	(54)	(38)

Net income (loss) attributable to Crosstex Energy, L.P.	$104,406	$(25,848)	$(2,342)	$128	$2,979

Preferred interest in net income attributable to Crosstex Energy, L.P.	$—	$13,750	$18,088	$4,265	$4,853
Beneficial conversion feature attributable to preferred units	$—	$22,279	$—	$—	$—

General partner interest in net income (loss)	$(819)	$(4,371)	$(732)	$(522)	$(71)

Limited partners' interest in net income (loss) attributable to Crosstex Energy, L.P.	$105,225	$(57,506)	$(19,698)	$(3,615)	$(1,803)

	Years Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(Dollars in thousands)
Income (loss) per unit from continuing operations:
Basic and diluted common unit	$(2.18)	$(1.12)	$(0.38)	$(0.07)	$(0.03)

Senior subordinated series D unit	$8.85	$—	$—	$—	$—

Distributions declared per limited partner(1)	$—	$0.51	$1.23	$0.29	$0.33

Balance Sheet Data (end of period):
Working capital surplus (deficit)	$(50,320)	$(17,640)	$(22,596)	$(12,217)	$11,963
Property and equipment, net	1,279,060	1,215,104	1,241,901	1,220,626	1,251,304
Total assets	2,069,181	1,984,940	1,955,331	1,959,325	1,923,450
Long-term debt (including current maturities)	873,702	718,570	798,409	727,986	852,883
Capital lease obligations (including current maturities)	23,799	31,327	28,367	30,600	27,604
Partners' equity including non-controlling interest	893,282	976,936	900,459	959,587	882,980
Cash Flow Data(2):
Net cash flow provided by (used in):
Operating activities	$80,978	$87,187	$143,572	$1,820	$11,381
Investing activities	379,874	14,638	(132,094)	(21,549)	(41,008)
Financing activities	(461,709)	(84,907)	(5,032)	2,869	26,114
Non-GAAP Financial Measures:
Gross operating margin(3)	$311,222	$338,300	$375,165	$89,837	$99,753
Adjusted EBITDA from continuing operations(4)	$158,682	$186,880	$214,028	$53,579	$58,478
Operating Data:
Pipeline throughput (MMBtu/d)	2,040,000	1,971,000	2,037,000	1,992,000	2,081,000
Natural gas processed (MMBtu/d)	1,235,000	1,366,000	1,325,000	1,393,000	1,485,000
Commercial services (MMBtu/d)	75,000	69,000	92,000	113,000	12,000
NGL Fractionation (Gals/d)	686,000	922,000	1,109,000	1,132,000	1,179,000

(1)
Distributions include first quarter 2012 distributions of $0.33 per unit to be paid in May 2012, fourth quarter 2011 distributions of $0.32 per unit paid in February 2012, third quarter 2011 distributions of $0.31 per unit paid in November 2011, second quarter 2011 distributions of $0.31 per unit paid in August 2011, first quarter 2011 distributions of $0.29 per unit paid in May 2011, fourth quarter 2010 distributions of $0.26 per unit paid in February 2011 and third quarter 2010 distributions of $0.25 per unit paid in November 2010.

(2)
Cash flow data for 2009 includes cash flows from discontinued operations.

(3)
Gross operating margin is defined as revenue minus cost of purchased gas and NGLs. See "Summary Consolidated Financial and Operating Data — Non-GAAP Financial Measures."

(4)
Adjusted EBITDA from continuing operations is defined as net income plus interest expense, provision for income taxes and depreciation and amortization expense, impairments, stock-based compensation, loss on extinguishment of debt, (gain) loss on noncash derivatives, transaction costs associated with successful transactions, minority interest and certain severance and exit expenses and accrued expense of legal judgment under appeal; less (income) loss from discontinued operations and gain on sale of assets related to discontinued operations. See "Summary Consolidated Financial and Operating Data — Non-GAAP Financial Measures."

Non-GAAP Financial Measures

          Gross Operating Margin.    We define gross operating margin, generally, as operating revenue minus cost of purchased gas and NGLs. We disclose gross operating margin in addition to total revenue because it is the primary performance measure used by our management. We believe gross operating margin is an important measure because our business is generally to purchase and resell natural gas for a margin or to gather, process, transport or market natural gas and NGLs for a fee. Operation and maintenance expense is a separate measure used by management to evaluate operating performance of field operations. Direct labor and supervision, property insurance, property taxes, repair and maintenance, utilities and contract services comprise the most significant portion of our operation and maintenance expenses. These expenses are largely independent of the volumes we transport or process and fluctuate depending on the activities performed during a specific period. We do not deduct operation and maintenance expenses from total revenue in calculating gross operating margin because we separately evaluate commodity volume and price changes in these margin amounts. As an indicator of our operating performance, gross operating margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with generally accepted accounting principles ("GAAP"). Our gross operating margin may not be comparable to similarly titled measures of other companies because other entities may not calculate these amounts in the same manner.

          The following table provides a reconciliation of gross operating margin to operating income:

	Years Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(Dollars in thousands)
Total gross operating margin	$311,222	$338,300	$375,165	$89,837	$99,753
Add (deduct):
Operating expenses	(110,394)	(105,060)	(111,778)	(25,044)	(27,806)
General and administrative expenses	(59,854)	(48,414)	(52,801)	(11,755)	(14,963)
Gain (loss) on sale of property	666	13,881	(264)	19	98
Gain (loss) on derivatives	2,994	(9,100)	(7,776)	(3,421)	(2,169)
Depreciation, amortization and impairments	(121,982)	(112,862)	(125,284)	(29,653)	(32,178)

Operating income	$22,652	$76,745	$77,262	$19,983	$22,735

          Adjusted EBITDA.    We define adjusted EBITDA from continuing operations as net income plus interest expense, provision for income taxes and depreciation and amortization expense, impairments, stock-based compensation, loss on extinguishment of debt, (gain) loss on noncash derivatives, transaction costs associated with successful transactions, minority interest; certain severance and exit expenses; and accrued legal judgment under appeal; less (income) loss from discontinued operations and gain on sale of assets related to discontinued operations. Adjusted EBITDA from continuing operations is used as a supplemental performance measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  •
  financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our unitholders and our general partner;

  •
  our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing methods or capital structure; and

  •
  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

          Adjusted EBITDA from continuing operations is one of the critical inputs into the financial covenants within our credit facility. The rates we pay for borrowings under our credit facility are determined by the ratio of our debt to adjusted EBITDA from continuing operations. The calculation of these ratios (for financial covenant compliance purposes) allows for further adjustments to adjusted EBITDA from continuing operations for recent acquisitions and dispositions.

          Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Our Adjusted EBITDA from continuing operations may not be comparable to similarly titled measures of other companies because other entities may not calculate adjusted EBITDA from continuing operations in the same manner.

          Adjusted EBITDA from continuing operations does not include interest expense, income taxes or depreciation and amortization expense. Because we have borrowed money to finance our operations, interest expense is a necessary element of our costs and our ability to generate cash available for distribution. Because we use capital assets, depreciation and amortization are also necessary elements of our costs. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, we believe that it is important to consider both net income (loss) determined under GAAP, as well as adjusted EBITDA from continuing operations, to evaluate our overall performance.

          The following table provides a reconciliation of adjusted EBITDA from continuing operations to net income (loss):

	Years Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(Dollars in thousands)
Net income (loss)	$104,406	$(25,848)	$(2,342)	$74	$2,941
Interest expense	95,078	87,035	79,233	19,769	19,382
Depreciation and amortization	119,088	111,551	125,284	29,653	32,178
Impairment	2,894	1,311	—	—	—
Loss on extinguishment of debt	4,669	14,713	—	—	—
(Gain) loss on sale of property	(666)	(13,881)	264	(19)	(98)
Stock-based compensation	8,742	9,276	7,308	2,190	2,498
(Income) loss from discontinued operations, net of tax	1,796	—	—	—	—
Gain on sale of discontinued operations, net of tax	(183,747)	—	—	—	—
Other(a)	6,422	2,723	4,281	1,912	1,577

Adjusted EBITDA from continuing operations	$158,682	$186,880	$214,028	$53,579	$58,478

(a)
Includes financial derivatives marked-to-market; income taxes; and minority interest.

RISK FACTORS

          Before making an investment in the common units offered hereby, you should carefully consider the risk factors under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, together with all of the other information included or incorporated by reference in this prospectus. If any of these risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the value of the common units could decline, and you could lose all or part of your investment.

 USE OF PROCEEDS

          The net proceeds from this offering will be approximately $              million, including our general partner's proportionate capital contribution, or approximately $              million if the underwriters exercise their option to purchase additional common units in full, in each case, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

          We intend to use the net proceeds from this offering, including any net proceeds from the underwriters' exercise of their option, for capital expenditures for currently identified projects, including the Cajun-Sibon NGL pipeline expansion and the Riverside expansion project. Pending such use, we will reduce borrowings under our credit facility. For information regarding our projected capital expenditures for 2012, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources" in our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 incorporated by reference into this prospectus.

          As of May 4, 2012, total borrowings under our $635.0 million credit facility were $191.0 million and had a weighted average interest rate of 2.86%. Our credit facility matures in May 2016. Within the past year, we have used borrowings under our credit facility for general partnership purposes, investments in HEP and growth capital projects. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations — Indebtedness" in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 incorporated by reference into this prospectus. Amounts repaid under our credit facility may be reborrowed from time to time.

          Affiliates of substantially all of the underwriters are lenders under our credit facility, and as such, may receive a substantial portion of the proceeds from this offering pursuant to the repayment of borrowings under such facility. Please read "Underwriting."

CAPITALIZATION

          The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2012:

  •
  on a historical basis; and

  •
  as adjusted to reflect the sale of common units in this offering, the general partner's proportionate capital contribution and the application of the net proceeds therefrom and the expected sale of $250 million principal amount of senior notes in a concurrent private placement and the escrow of the net proceeds therefrom.

          You should read this table in conjunction with our financial statements and notes that are incorporated by reference into this prospectus supplement and the accompanying base prospectus for additional information about our capital structure. The following table does not reflect any common units that may be sold to the underwriters upon exercise of their option to purchase additional common units.

	As of March 31, 2012
	Historical	As Adjusted
	(In thousands)
Cash and cash equivalents	$20,630			$(1)

Long-term debt:
Bank credit facility(2)	$139,000	$
8.875% senior unsecured notes due 2018 (net of $11,117 of original issue discount)	713,883		713,883

Proposed new senior unsecured notes due 2022(3)	—		250,000

Total long-term debt	852,883
Partners' equity:
Common units	712,159
Preferred units	147,917		147,917
General partner interest	20,270
Noncontrolling interest	2,822		2,822
Accumulated other comprehensive income (loss)	(188)		(188)

Total partners' equity	882,980

Total capitalization	$1,735,863	$

(1)
The initial purchasers in our concurrent offering of senior unsecured notes will place into escrow the net proceeds (before expenses) from such offering pending the closing of the Clearfield Acquisition. The "As Adjusted" cash and cash equivalents gives effect to the escrow of the net proceeds from the senior unsecured notes offering but does not give effect to the completion of the Clearfield Acquisition. Until the Clearfield Acquisition is completed, the net proceeds from the offering of the new senior unsecured notes due 2022 will be reflected as restricted cash in our financial statements.

(2)
As of May 4, 2012, we had $191.0 million of borrowings and $54.6 million in outstanding letters of credit under the bank credit facility, leaving approximately $389.4 million for future borrowing based on a borrowing capacity of $635.0 million.

(3)
Due to the special mandatory redemption provision, the proposed new senior unsecured notes due 2022 may initially be classified on our balance sheet as debt included in current liabilities. After we consummate the Clearfield Acquisition, unless that does not occur prior to August 31, 2012, the new senior unsecured notes due 2022 will be reclassified on our balance sheet as long-term debt.

 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

          Our common units trade on the Nasdaq Global Select Market LLC under the symbol "XTEX." The following table shows the high and low sales prices per common unit, as reported by the Nasdaq Global Select Market LLC, and cash distributions paid per common unit for the periods indicated.

Quarter Ended	High	Low	Distribution Declared Per Common Unit
June 30, 2012(1)	$18.24	$15.90		(2)
March 31, 2012	$17.46	$16.17	$0.33
December 31, 2011	$17.49	$15.13	$0.32
September 30, 2011	$18.20	$13.85	$0.31
June 30, 2011	$19.76	$16.33	$0.31
March 31, 2011	$17.01	$14.30	$0.29
December 31, 2010	$14.40	$12.82	$0.26
September 30, 2010	$13.22	$10.17	$0.25
June 30, 2010	$11.99	$8.73	—
March 31, 2010	$11.44	$8.90	—

(1)
The high and low sales prices per common unit are reported through May 8, 2012.

(2)
The distribution attributable to the quarter ended June 30, 2012 has not yet been declared or paid. We expect to declare and pay a cash distribution within 45 days following the end of the quarter.

          The last reported sales price of our common units on the Nasdaq Global Select Market LLC on May 8, 2012 was $16.99 per unit. As of February 14, 2012, there were approximately 16,285 record holders of our common units.

MATERIAL INCOME TAX CONSIDERATIONS

          The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units, please read "Material Income Tax Considerations" in the accompanying base prospectus. Please also read under the heading "Risk Factors — Tax Risks to Our Unitholders" in our Annual Report on Form 10-K for the year ended December 31, 2011, for a discussion of the tax risks related to purchasing and owning our common units. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences peculiar to your circumstances.

  Ratio of Taxable Income to Distributions

          We estimate that if you purchase common units in this offering and own them through December 31, 2014, then you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20% or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the current quarterly distribution amount on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual ratio of taxable income to distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

  •
  gross income from operations exceeds the amount required to make the current quarterly distribution amount on all units, yet we only distribute the current quarterly distribution amount on all units; or

  •
  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

  Tax Exempt Organizations and Other Investors

          Ownership of common units by tax-exempt entities, regulated investment companies and non-U.S. investors raises issues unique to such persons. Please read "Material Income Tax Considerations — Tax-Exempt Organizations and Other Investors" in the accompanying base prospectus.

  Tax Rates

          Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

          A 3.8% Medicare tax will be imposed on certain investment income earned by certain individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net income from all investments, and (ii) the amount by which the unitholder's adjusted gross income exceeds (A) $250,000 (if the unitholder is married and filing jointly or a surviving spouse), (B) $125,000 (if the unitholder is married and filing separately) or (C) $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income, or (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

  Tax Treatment of Income Earned Through C Corporation Subsidiaries

          We currently earn a small portion of our taxable income through a subsidiary that is taxed as a corporation for federal and state income tax purposes (a "C corporation subsidiary"). If the Clearfield Acquisition is ultimately consummated, a substantial portion of our taxable income will be earned through C corporation subsidiaries. Such C corporation subsidiaries are subject to federal income tax on their taxable income at the corporate tax rate, which is currently a maximum of 35%, and will likely pay state (and possibly local) income tax at varying rates, on their taxable income. Any such entity level taxes will reduce the cash available for distribution to our unitholders. Distributions from any such C corporation subsidiary will generally be taxed again to unitholders as dividend income to the extent of current and accumulated earnings and profits of such subsidiary. Currently, the maximum federal income tax rate applicable to such dividend income which is allocable to individuals is 15%, but such rate currently is scheduled to increase to 43% beginning January 1, 2013. An individual unitholder's share of dividend and interest income from our C corporation subsidiaries would constitute portfolio income that could not be offset by the unitholder's share of our other losses or deductions.

          The assets held by Clearfield have minimal tax basis. As a result, if the Clearfield Acquisition is ultimately consummated, and if the Clearfield assets were to be sold by us, our C corporation subsidiary that then holds or formerly held such assets would recognize substantial amounts of taxable income on which it would owe corporate level tax.

          None of the income, gains, losses, deductions or credits of our C corporation subsidiaries will flow through to our unitholders.

  Nominee Reporting

          Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  (1)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (2)
  a statement regarding whether the beneficial owner is:

  (a)
  a non-U.S. person;

  (b)
  a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  (c)
  a tax-exempt entity;

  (3)
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  (4)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Accuracy-Related Penalties

          The 20% accuracy-related penalty applies to any portion of an underpayment of tax that is attributable to transactions lacking "economic substance." To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

UNDERWRITING

          Subject to the terms and conditions stated in the underwriting agreement, we have agreed to sell to the underwriters named below, and the underwriters, for whom Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and RBC Capital Markets, LLC are acting as joint book-running managers and representatives, have severally (and not jointly) agreed to purchase from us, the respective number of common units appearing opposite their names below.

Underwriters	Number of Common Units
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
RBC Capital Markets, LLC
Goldman, Sachs & Co.
Raymond James & Associates, Inc.
BMO Capital Markets Corp.
Janney Montgomery Scott LLC
ABN AMRO Securities (USA) LLC

8,800,000

          The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The underwriters are obligated, severally and not jointly, to purchase all of the common units (other than those covered by the over-allotment option to purchase additional common units described below) if they purchase any of the common units. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, under certain limited circumstances, the underwriting agreement may be terminated.

Option to Purchase Additional Common Units

          We have granted the underwriters a 30-day option, exercisable from the date of this prospectus supplement, to purchase up to an additional 1,320,000 common units at the public offering price less the underwriting discounts and commissions to cover over-allotments. This option may be exercised if the underwriters sell more than 8,800,000 common units in connection with this offering. To the extent the option is exercised, each underwriter must, subject to the terms and conditions contained in the underwriting agreement, purchase a number of additional common units approximately proportionate to that underwriters' initial purchase commitment.

Underwriting Discounts and Expenses

          The underwriters propose to offer some of the common units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the common units to dealers at the public offering price less a concession not to exceed $             per common unit. After the offering, the underwriters may change the public offering price and the other selling terms. The offering of the common units by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units.

	No Exercise	Full Exercise
Per Common Unit	$	$
Total	$	$

          We estimate that our total expenses of this offering, other than underwriting discounts and commissions, will be approximately $400,000 and are payable by us.

Lock-Up Agreements

          We, Crosstex Energy, Inc. and the directors and executive officers of our general partner have agreed that during the 60 days after the date of this prospectus supplement, we and they will not, without the prior written consent of Wells Fargo Securities, LLC, (i) issue, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, with respect to any of our common units or securities convertible into or exchangeable or exercisable for our common units or warrants or other rights to purchase our common units or any other securities of ours that are substantially similar to our common units, (ii) file or cause to become effective a registration statement under the Securities Act of 1933, as amended, relating to the offer and sale of any of our common units or securities convertible into or exchangeable or exercisable for our common units or warrants or other rights to purchase our common units or any other securities of the Partnership that are substantially similar to common units, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common units or any securities convertible into or exchangeable or exercisable for our common units or warrants or other rights to purchase our common units or any such securities, whether any such transaction is to be settled by delivery of our common units or such other securities, in cash or otherwise or (iv) publicly announce an intention to effect any transaction specified in clause (i), (ii) or (iii). These restrictions do not apply to, among other things, (a) bona fide gifts approved by Wells Fargo Securities, LLC, (b) dispositions to any trust for the direct or indirect benefit of the executive officers and directors and/or the immediate family of such executive officers and directors, provided that such trust agrees in writing with the underwriters to be bound by the terms described in the preceding sentence and provided, further, that in the case of any transfer or distribution pursuant to (a) or (b) above, no filing by any party under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above), (c) the sale of common units pursuant to the underwriting agreement, (d) issuances of common units by us pursuant to any employee benefit plan in effect as of the date of the underwriting agreement, (e) issuances of common units by us upon the conversion, vesting or exercise of securities outstanding as of the date of the underwriting agreement or (f) the issuance of equity securities in connection with the Clearfield Acquisition.

Listing on the NASDAQ Global Select Market LLC

          Our common units are listed on the NASDAQ Global Select Market LLC under the symbol "XTEX."

Price Stabilization, Short Positions and Penalty Bids

          In connection with the offering, the underwriters may purchase and sell common units in the open market. These transactions may include short sales, covering transactions and stabilizing transactions.

Short sales involve sales of common units in excess of the number of common units to be purchased by the underwriters in the offering, which creates a short position. "Covered" short sales are sales of common units made in an amount up to the number of common units represented by the underwriters' over-allotment option. In determining the source of common units to close out the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase units through the over-allotment option. Transactions to close out the covered short position involve either purchases of the common units in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of common units in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of common units in the open market while the offering is in progress.

          The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when it repurchases common units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

          Any of these activities may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Select Market LLC or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units.

Affiliations/Conflicts of Interest/FINRA Rules

          The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their related entities have performed and may perform investment and commercial banking and advisory services for us and our affiliates from time to time, for which they have received and may receive customary fees and expense reimbursement. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is the administrative agent and a lender under our credit facility. In addition, affiliates of Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., RBC Capital Markets, LLC, Goldman, Sachs & Co., BMO Capital Markets Corp. and ABN AMRO Securities (USA) LLC are lenders under our credit facility and will receive their proportionate share of the repayment of borrowings outstanding under our credit facility by us in connection with this offering. An affiliate of Wells Fargo Securities, LLC serves as trustee for the notes and escrow agent for the net proceeds from the senior notes offering.

          In addition, in the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

          Because the Financial Industry Regulatory Authority, or FINRA, views our common units as interests in a direct participation program, the offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Electronic Distribution

          This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by the underwriters. The underwriters may agree to allocate a number of common units for sale to their online brokerage account holders. The common units will be allocated to the underwriters, which may make Internet distributions on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell common units to online brokerage account holders.

          Other than this prospectus supplement and the accompanying prospectus in electronic format, information contained in any websites maintained by the underwriters is not part of this prospectus supplement or the accompanying prospectus or registration statement of which the accompanying prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase common units. The underwriters are not responsible for information contained in websites that they do not maintain.

Indemnification

          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Sales Outside the United States

          No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the common units or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the common units in any jurisdiction where action for that purpose is required. Accordingly, the common units may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus nor any other offering material or advertisements in connection with the common units may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

          The underwriters may arrange to sell common units offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.

Notice to Prospective Investors in the European Economic Area

          In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (as defined below) (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

          provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

          For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression "2010 PD Amending Directive" means Directive 2010/73/EU.

          We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than any of the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

          Our partnership may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 ("FSMA") that is not a "recognized collective investment scheme" for the purposes of FSMA ("CIS") and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

             (i)  if our partnership is a CIS and is marketed by a person who is an authorized person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the "CIS Promotion Order") or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

            (ii)  otherwise, if marketed by a person who is not an authorized person under FSMA, persons who fall within (a) Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order") or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

           (iii)  in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as "relevant persons"). Our partnership's common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

          An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to our partnership.

Notice to Prospective Investors in Germany

          This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht — BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no.1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

          This offering of our common units does not constitute an offer to buy or the solicitation or an offer to sell our common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

          Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

          This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be distributed in connection with any such public offering.

          We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 ("CISA"). Accordingly, our common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be made available through a public offering in or from Switzerland. Our common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

LEGAL MATTERS

          The validity of the common units will be passed upon for us by Baker Botts L.L.P., Dallas, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

AVAILABLE INFORMATION

          We file annual, quarterly and other reports and other information with the Commission under the Exchange Act. You may read and copy any reports, statements or other information filed by us at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's website at http://www.sec.gov.

          We make available free of charge on our internet website at www.crosstexenergy.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement and you should not consider such information as part of this prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

          The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. Information that we file later with the SEC will automatically update and may replace information in this prospectus supplement and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 on any current report on Form 8-K), including all such documents we may file with the SEC after the date of this prospectus supplement and until the termination of this offering:

  •
  our annual report on Form 10-K for the year ended December 31, 2011;

  •
  our quarterly report on Form 10-Q for the three months ended March 31, 2012;

  •
  our current reports on Form 8-K dated January 24, 2012 and May 7, 2012 and filed with the SEC on January 25, 2012 and May 8, 2012, respectively; and

  •
  the description of our common units in our registration statement on Form 8-A (File No. 000-50067) filed pursuant to the Exchange Act on November 4, 2002.

          You may obtain any of the documents incorporated by reference in this prospectus supplement from the SEC through the SEC's website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.crosstexenergy.com, or by writing or calling us at the following address:

Crosstex Energy, L.P.
2501 Cedar Springs
Dallas, Texas 75201
Attention: Investor Relations
Telephone: (214) 953-9500

APPENDIX A
GLOSSARY OF TERMS

          As generally used in the energy industry and in this prospectus supplement, the identified terms have the following meanings:

Abbreviation	Term
Bbl	Barrels (equal to 42 gallons)
Bcf	Billion cubic feet
CO2	Carbon dioxide
/d	Per day
Gal	Gallons
MMBtu	Million British thermal units
MMcf	Million cubic feet
NGL(s)	Natural gas liquid(s)

A-1

PROSPECTUS

$500,000,000

Crosstex Energy, L.P.
Crosstex Energy Finance Corporation

Common Units
Debt Securities

        The following securities may be offered under this prospectus:

  •
  Common units representing limited partner interests in Crosstex Energy, L.P.; and

  •
  Debt securities of Crosstex Energy, L.P. and Crosstex Energy Finance Corporation.

        Crosstex Energy Finance Corporation may act as co-issuer of the debt securities, and certain direct or indirect subsidiaries of Crosstex Energy, L.P. may guarantee the debt securities.

        We may offer and sell these securities through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $500,000,000. The selling unitholders may offer and sell up to 4,069,106 common units through one or more underwriters on a continuous or delayed basis.

        This prospectus describes only the general terms of these securities and the general manner in which we or the selling unitholders will offer the securities. The specific terms of any securities we or the selling unitholders offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we or the selling unitholders will offer the securities and also may add, update or change information contained in this prospectus.

        Our common units are traded on the Nasdaq Global Select Market under the symbol "XTEX."

        Investing in our securities involves risk. You should carefully consider the risk factors described under "Risk Factors" beginning on page 2 of this prospectus before you make any investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 21, 2010

        You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized any person to provide you with additional or different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may sell, in one or more offerings, up to $500,000,000 in total aggregate offering price of securities described in this prospectus. In addition, the selling unitholders may sell up to 4,069,106 common units from time to time in one or more offerings. This prospectus provides you with a general description of us and the securities offered under this prospectus.

        Each time we or the selling unitholders sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement also may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and the additional information described below under the heading "Where You Can Find More Information."

        As used in this prospectus, "we," "us" and "our" and similar terms mean Crosstex Energy, L.P. and its subsidiaries, unless the context indicates otherwise.

CROSSTEX ENERGY, L.P.

        We are an independent midstream energy company engaged in the gathering, transmission, processing and marketing of natural gas and natural gas liquids, or NGLs. We connect the wells of natural gas producers in our market areas to our gathering systems, process natural gas for the removal of NGLs, fractionate NGLs into purity products and market those products for a fee, transport natural gas and ultimately provide natural gas to a variety of markets. We purchase natural gas from natural gas producers and other supply sources and sell that natural gas to utilities, industrial consumers, other marketers and pipelines. We operate processing plants that process gas transported to the plants by major interstate pipelines or from our own gathering systems under a variety of fee arrangements. In addition, we purchase natural gas from producers not connected to our gathering systems for resale and sell natural gas on behalf of producers for a fee.

        Our general partner, Crosstex Energy GP, L.P., is a Delaware limited partnership. Crosstex Energy GP, LLC, a Delaware limited liability company, is Crosstex Energy GP, L.P.'s general partner. Our general partner is managed by its general partner, Crosstex Energy GP, LLC, which has ultimate responsibility for conducting our business and managing our operations.

        We own 100% of Crosstex Energy Finance Corporation. Crosstex Energy Finance Corporation was organized for the purpose of co-issuing our debt securities and has no material assets or liabilities, other than as co-issuer of our debt securities. Its activities will be limited to co-issuing our debt securities and engaging in activities incidental thereto.

        Crosstex Energy Services, L.P., Crosstex Operating GP, LLC, Crosstex Energy Services GP, LLC, Crosstex Processing Services, LLC, Crosstex Pelican, LLC, Sabine Pass Plant Facility Joint Venture, Crosstex LIG, LLC, Crosstex Tuscaloosa, LLC, Crosstex LIG Liquids, LLC, Crosstex Eunice, LLC, Crosstex Gulf Coast Marketing Ltd., Crosstex CCNG Processing, Ltd., Crosstex Acquisition Management, L.P., Crosstex North Texas Pipeline, L.P., Crosstex North Texas Gathering, L.P., Crosstex NGL Marketing, L.P. and Crosstex NGL Pipeline, L.P. may unconditionally guarantee any series of debt securities of Crosstex Energy, L.P. and Crosstex Energy Finance Corporation offered by this prospectus, as set forth in a related prospectus supplement. As used in this prospectus, the term "Subsidiary Guarantors" means the subsidiaries that unconditionally guarantee any such series of debt securities.

        Our executive offices are located at 2501 Cedar Springs, Dallas, Texas 75201, and our telephone number is (214) 953-9500.

 RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risks described in our filings with the SEC referred to under the heading "Where You Can Find More Information," as well as the risks included and incorporated by reference in this prospectus, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common units or debt securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

FORWARD-LOOKING STATEMENTS

        Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference contain "forward-looking" statements. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on the current beliefs of our management as well as assumptions made by, and information currently available to, management. Words such as "may," "will," "anticipate," "believe," "expect," "estimate," "intend," "project" and other similar phrases or expressions identify forward-looking statements.

        These forward-looking statements are made based upon management's current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference.

        We disclaim any obligation to publicly update or advise of any change in any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        Unless we specify otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of securities covered by this prospectus for general partnership purposes, which may include, among other things:

  •
  paying or refinancing all or a portion of our indebtedness outstanding at the time; and

  •
  funding working capital, capital expenditures or acquisitions.

        The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

        We will not receive any proceeds from sales made by the selling unitholders.

 RATIO OF EARNINGS TO FIXED CHARGES

        The table below sets forth the Ratios of Earnings to Fixed Charges for us for each of the periods indicated.

	Fiscal Year Ended December 31,					Three Months Ended March 31, 2010
	2005	2006	2007	2008	2009
Ratio of Earnings to Fixed Charges	—	—	—	—	—	—

        Earnings included in the calculation of this ratio consist of (i) earnings from continuing operations before non-controlling interest or tax, minus (ii) capitalized interest, and (iii) non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges plus (iv) depreciation of capitalized interest. Fixed charges included in the calculation of this ratio consist of (both continuing and discontinued operations) (i) interest expense, plus (ii) capitalized interest.

        Earnings were insufficient to cover fixed charges for the years ended December 31, 2005, 2006, 2007, 2008 and 2009 by $30.1 million, $30.1 million, $21.0 million, $64.3 million and $76.8 million, respectively. Earnings were insufficient to cover fixed charges for the three months ended March 31, 2010 by $16.8 million.

DESCRIPTION OF THE DEBT SECURITIES

        Crosstex Energy, L.P. and Crosstex Energy Finance Corporation may issue senior debt securities. The issuers will issue senior debt securities under an indenture among them, the Subsidiary Guarantors, if any, and a trustee that we will name in the related prospectus supplement. We refer to this indenture as the senior indenture. The issuers may also issue subordinated debt securities under an indenture to be entered into among them, the Subsidiary Guarantors, if any, and the trustee. We refer to this indenture as the subordinated indenture. We refer to the senior indenture and the subordinated indenture collectively as the indentures. The debt securities will be governed by the provisions of the related indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

        We have summarized material provisions of the indentures, the debt securities and the guarantees below. This summary is not complete. We have filed the forms of senior and subordinated indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part, and you should read the indentures for provisions that may be important to you.

        Unless the context otherwise requires, references in this "Description of the Debt Securities" to "we," "us," "our" and the "issuers" mean Crosstex Energy, L.P. and Crosstex Energy Finance Corporation, and references in this prospectus to an "indenture" refer to the particular indenture under which we issue a series of debt securities.

Provisions Applicable to Each Indenture

        General.    Any series of debt securities:

  •
  will be general obligations of the issuers of such series;

  •
  will be general obligations of the Subsidiary Guarantors if they are guaranteed by the Subsidiary Guarantors; and

  •
  may be subordinated to the Senior Indebtedness (as defined below) of the issuers and the Subsidiary Guarantors.

        The indentures do not limit the amount of debt securities that may be issued under any indenture, and do not limit the amount of other indebtedness or securities that we may issue. We may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance.

        No indenture contains any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders the right to require us to repurchase their securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

        Terms.    We will prepare a prospectus supplement and either a supplemental indenture, or authorizing resolutions of the board of directors of the general partner of our general partner, accompanied by an officers' certificate, relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

  •
  whether the debt securities will be senior or subordinated debt securities;

  •
  the form and title of the debt securities of that series;

  •
  the total principal amount of the debt securities of that series;

  •
  whether the debt securities of that series will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

  •
  the date or dates on which the principal of and any premium on the debt securities of that series will be payable;

  •
  any interest rate which the debt securities of that series will bear, the date from which interest will accrue, interest payment dates and record dates for interest payments;

  •
  any right to extend or defer the interest payment periods and the duration of the extension;

  •
  whether and under what circumstances any additional amounts with respect to the debt securities of that series will be payable;

  •
  whether debt securities of that series are entitled to the benefits of any guarantee of any Subsidiary Guarantor;

  •
  the place or places where payments on the debt securities of that series will be payable;

  •
  any provisions for the optional redemption or early repayment of that series of debt securities;

  •
  any provisions that would require the redemption, purchase or repayment of that series of debt securities;

  •
  the denominations in which that series of debt securities will be issued;

  •
  the portion of the principal amount of that series of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

  •
  any additional means of defeasance of that series of debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

  •
  any changes or additions to the events of default or covenants described in this prospectus;

  •
  any restrictions or other provisions relating to the transfer or exchange of that series of debt securities;

  •
  any terms for the conversion or exchange of that series of debt securities for our other securities or securities of any other entity;

  •
  any changes to the subordination provisions for the subordinated debt securities; and

  •
  any other terms of the debt securities of that series.

        This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

        We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

        The Subsidiary Guarantees.    The Subsidiary Guarantors may fully, unconditionally, jointly and severally guarantee on an unsecured basis all series of debt securities of the issuers. In the event of any such guarantee, each Subsidiary Guarantor will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the Subsidiary Guarantors.

        If a series of senior debt securities is so guaranteed, the Subsidiary Guarantors' guarantee of the senior debt securities will be the Subsidiary Guarantors' unsecured and unsubordinated general obligation, and will rank on a parity with all of the Subsidiary Guarantors' other unsecured and unsubordinated indebtedness. If a series of subordinated debt securities is so guaranteed, the Subsidiary Guarantors' guarantee of the subordinated debt securities will be the Subsidiary Guarantors' unsecured general obligation and will be subordinated to all of the Subsidiary Guarantors' other unsecured and unsubordinated indebtedness.

        The obligations of each Subsidiary Guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

  •
  all other contingent and fixed liabilities of the Subsidiary Guarantor; and

  •
  any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

        The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to debt securities of a particular series as described below in "—Defeasance," then any Subsidiary Guarantor will be released with respect to that series. Further, if no default has occurred and is continuing under the indentures, and to the extent not otherwise prohibited by the indentures, a Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

  •
  automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the Subsidiary Guarantor;

  •
  automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

  •
  following delivery of a written notice by us to the trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt of ours or borrowed money for a purchase money obligation or for a guarantee of either, except for any series of debt securities.

        Consolidation, Merger and Sale of Assets.    The indentures generally permit a consolidation or merger involving the issuers or the Subsidiary Guarantors. They also permit the issuers or the Subsidiary Guarantors, as applicable, to lease, assign, transfer or dispose of all or substantially all of their assets. Each of the issuers and the Subsidiary Guarantors has agreed, however, that it will not consolidate with or merge into any entity (other than one of the issuers or a Subsidiary Guarantor, as applicable) or lease, assign, transfer or dispose of all or substantially all of its assets to any entity (other than one of the issuers or a Subsidiary Guarantor, as applicable) unless:

  •
  it is the continuing entity; or

  •
  if it is not the continuing entity, the resulting entity or transferee is organized and existing under the laws of any United States jurisdiction and assumes the performance of its covenants and obligations under the indentures; and

  •
  in either case, immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction.

        Upon any such consolidation, merger or asset lease, assignment, transfer or other disposition involving the issuers or the Subsidiary Guarantors, the resulting entity or transferee will be substituted for the issuers or the Subsidiary Guarantors, as applicable, under the applicable indenture and debt securities. In the case of an asset transfer or other disposition other than a lease, the issuers or the Subsidiary Guarantors, as applicable, will be released from the applicable indenture.

        Events of Default.    Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

  •
  failure to pay interest on or other charges relating to that series of debt securities when due that continues for 30 days;

  •
  default in the payment of principal or premium, if any, on any debt securities of that series when due, whether at its stated maturity, upon redemption, by declaration upon required repurchase or otherwise;

  •
  default in the deposit of any sinking fund payment with respect to any debt securities of that series when due that continues for 30 days;

  •
  failure by the issuers or, if the series of debt securities is guaranteed by any Subsidiary Guarantors, by such Subsidiary Guarantor, to comply for 60 days with the other agreements contained in the indentures, any supplement to the indentures or any board resolution authorizing the issuance of that series after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

  •
  certain events of bankruptcy, insolvency or reorganization of the issuers or, if the series of debt securities is guaranteed by any Subsidiary Guarantor that is a significant subsidiary, of any such Subsidiary Guarantor;

  •
  if the series of debt securities is guaranteed by any Subsidiary Guarantor:

  •
  any of the guarantees ceases to be in full force and effect, except as otherwise provided in the indentures;

  •
  any of the guarantees is declared null and void in a judicial proceeding; or

  •
  any Subsidiary Guarantor denies or disaffirms its obligations under the indentures or its guarantee; and

  •
  any other event of default provided for in that series of debt securities.

        A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

        If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities to be immediately due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement.

        A holder of a debt security of any series issued under each indenture may pursue any remedy under that indenture only if:

  •
  the holder gives the trustee written notice of a continuing event of default for that series;

  •
  the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

  •
  the holders offer to the trustee indemnity satisfactory to the trustee;

  •
  the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

  •
  during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

        This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

        In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) may direct the time, method and place of:

  •
  conducting any proceeding for any remedy available to the trustee; and

  •
  exercising any trust or power conferred upon the trustee relating to or arising as a result of an event of default.

        The issuers are required to file each year with the trustee a written statement as to its compliance with the covenants contained in the applicable indenture.

        Modification and Waiver.    Each indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each debt security affected, however, no modification may:

  •
  reduce the amount of debt securities whose holders must consent to an amendment, a supplement or a waiver;

  •
  reduce the rate of or change the time for payment of interest on the debt security;

  •
  reduce the principal of, any premium on or any sinking fund payment with respect to the debt security or change its stated maturity;

  •
  reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

  •
  change any obligation to pay additional amounts on the debt security;

  •
  make payments on the debt security payable in currency other than as originally stated in the debt security;

  •
  impair the holder's right to institute suit for the enforcement of any payment on or with respect to the debt security;

  •
  make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

  •
  modify the provisions relating to the subordination of any subordinated debt security in a manner materially adverse to the holder of that security or of Senior Indebtedness;

  •
  waive a continuing default or event of default regarding any payment on or with respect to the debt securities; or

  •
  release any Subsidiary Guarantor, or modify the guarantee of any Subsidiary Guarantor in any manner materially adverse to the holders.

        Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to provide for the assumption of the issuers' obligations under the indentures by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

  •
  to provide any security for, any guarantees of or any additional obligors on any series of debt securities or the related guarantees, if any;

  •
  to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;

  •
  to add covenants that would benefit the holders of any debt securities or to surrender any rights the issuers or the Subsidiary Guarantors have under the indentures;

  •
  to add events of default with respect to any debt securities; and

  •
  to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

        The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

        Defeasance.    When we use the term defeasance, we mean discharge from some or all of our obligations under the indentures. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at our option, either of the following will occur:

  •
  we will be discharged from our or their obligations with respect to the debt securities of that series and, if applicable, the related guarantees ("legal defeasance"); or

  •
  we will no longer have any obligation to comply with the restrictive covenants, the merger covenant and other specified covenants under the applicable indenture, and the related events of default will no longer apply ("covenant defeasance").

        If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities and, if applicable, guarantees of the payments will also survive.

        Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

        No Personal Liability of General Partner.    Crosstex Energy GP, L.P., our general partner, and Crosstex Energy GP,  LLC, the general partner of our general partner, and their directors, officers, employees, incorporators, members and partners, in such capacity, will not be liable for the obligations of the issuers or any Subsidiary Guarantor under the debt securities, the indentures or the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a debt security, each holder of that debt security will have agreed to this provision and waived and released any such liability on the part of Crosstex Energy GP, L.P. and Crosstex Energy GP, LLC and their directors, officers, employees, incorporators, members and partners. This waiver and release are part of the consideration for our issuance of the debt securities. It is the view of the SEC that a waiver of liabilities under the federal securities laws is against public policy and unenforceable.

        Governing Law.    New York law will govern the indentures and the debt securities.

        Trustee.    We may appoint a separate trustee for any series of debt securities. We use the term "trustee" to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities.

        Form, Exchange, Registration and Transfer.    The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

        The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

        In the case of any redemption, we will not be required to register the transfer or exchange of:

  •
  any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of such notice; or

  •
  any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

        Payment and Paying Agents.    Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments may be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

        Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a "business day" is any day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

        Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

        Book-Entry Debt Securities.    The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to the Subordinated Indenture

        Subordination.    Debt securities of a series may be subordinated to the issuers' "Senior Indebtedness," which is defined generally to include any obligation created or assumed by the issuers (or, if the series is guaranteed, any Subsidiary Guarantors) for the repayment of borrowed money, any purchase money obligation created or assumed by the issuer, and any guarantee therefor, whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such obligation, it is provided that such obligation is subordinate or not superior in right of payment to the debt securities (or, if the series is guaranteed, the guarantee of any Subsidiary Guarantor), or to other obligations which are pari passu with or subordinated to the debt securities (or, if the series is guaranteed, the guarantee of any Subsidiary Guarantor). Subordinated debt securities will be subordinated in right of payment, to the extent and in the manner set forth in the subordinated indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and that of any Subsidiary Guarantor that is designated as "Senior Indebtedness" with respect to the series.

        The holders of Senior Indebtedness of the issuers or, if applicable, a Subsidiary Guarantor will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities upon any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors' assets, to creditors:

  •
  upon a liquidation or dissolution of the issuers or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors; or

  •
  in a bankruptcy, receivership or similar proceeding relating to the issuers or, if applicable to any series of outstanding debt securities, to the Subsidiary Guarantors.

        Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive units representing limited partner interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

        If the issuers do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, the issuers may not:

  •
  make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

  •
  make any deposit for the purpose of defeasance of the subordinated debt securities; or

  •
  repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, the issuers may deliver subordinated debt securities to the trustee in satisfaction of our sinking fund obligation, unless, in either case,

  •
  the default has been cured or waived and any declaration of acceleration has been rescinded;

  •
  the Senior Indebtedness has been paid in full in cash; or

  •
  the issuers and the trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness."

        Generally, "Designated Senior Indebtedness" will include:

  •
  any specified issue of Senior Indebtedness of at least $100.0 million; and

  •
  any other Senior Indebtedness that we may designate in respect of any series of subordinated debt securities.

        During the continuance of any default, other than a default described in the second preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, the issuers may not pay the subordinated debt securities for a period called the "Payment Blockage Period." A Payment Blockage Period will commence on the receipt by the issuers and the trustee of written notice of the default, called a "Blockage Notice," from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

        The Payment Blockage Period may be terminated before its expiration:

  •
  by written notice from the person or persons who gave the Blockage Notice;

  •
  by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

  •
  if the default giving rise to the Payment Blockage Period is no longer continuing.

        Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

        Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

        After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities will be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

        As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

DESCRIPTION OF THE COMMON UNITS

        The common units represent limited partner interests in Crosstex Energy, L.P. that entitle the holders to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and our general partner in and to partnership distributions, see "Cash Distribution Policy" in this prospectus. For a general discussion of the expected federal income tax consequences of owning and disposing of common units, see "Material Tax Considerations." References in the "Description of Common Units" to "we," "us" and "our" mean Crosstex Energy, L.P.

        Our outstanding common units are traded on the Nasdaq Global Select Market under the symbol "XTEX."

        American Stock Transfer & Trust Company serves as registrar and transfer agent for our common units.

Transfer of Common Units

        Each purchaser of common units offered by this prospectus must execute a transfer application. By executing and delivering a transfer application, the purchaser of common units:

  •
  becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

  •
  automatically requests admission as a substituted limited partner in our partnership;

  •
  agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

  •
  represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

  •
  grants powers of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

  •
  makes the consents and waivers contained in the partnership agreement.

        An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.

        A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

  •
  the right to assign the common unit to a purchaser or transferee; and

  •
  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

        Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

  •
  will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application; and

  •
  may not receive some federal income tax information or reports furnished to record holders of common units.

        The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. Our partnership agreement is included as an exhibit to the registration statement of which this prospectus constitutes a part. We summarize certain other provisions of the partnership agreement elsewhere in this prospectus, including in "Description of the Common Units", "Cash Distribution Policy" and "Material Income Tax Considerations."

Organization and Duration

        We were organized on July 12, 2002 and will have a perpetual existence except as provided below under "—Termination and Dissolution."

Purpose

        Our purpose under the partnership agreement is limited to serving as the limited partner of the operating partnership and engaging in any business activities that may be engaged in by the operating partnership or that are approved by our general partner. The partnership agreement of the operating partnership provides that the operating partnership may, directly or indirectly, engage in:

  •
  its operations as conducted immediately before our initial public offering;

  •
  any other activity approved by the general partner but only to the extent that the general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as this term is defined in Section 7704 of the Internal Revenue Code; or

  •
  any activity that enhances the operations of an activity that is described in either of the two preceding clauses or any other activity provided such activity does not affect our treatment as a partnership for Federal income tax purposes.

        Our general partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Power of Attorney

        Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, the partnership agreement.

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Limited Liability Company Act, or Delaware Act, and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace our general partner;

  •
  to approve some amendments to the partnership agreement; or

  •
  to take other action under the partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Our subsidiaries conduct business in three states. Maintenance of our limited liability as a limited partner of the operating partnership may require compliance with legal requirements in the jurisdictions in which the operating partnership conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our limited partner interest in the operating partnership or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

        The following matters require the unitholder vote specified below. Certain significant decisions require approval by a "unit majority" of the units. We define "unit majority" as at least a majority of the outstanding common units and Series A Convertible Preferred Units representing limited partner interests of us (the "Series A Preferred Units") voting on an as-if converted basis.

Matter	Vote Requirement
Issuance of additional units	No approval right.
Amendment of the partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. See "—Amendment of the Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. See "—Merger, Sale or Other Disposition of Assets."
Amendment of the operating partnership agreement and other action taken by us as a limited partner of the operating partnership

Unit majority if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect. See "—Action Relating to the Operating Partnership."

Dissolution of our partnership	Unit majority. See "—Termination and Dissolution."
Reconstitution of our partnership upon dissolution	Unit majority. See "—Termination and Dissolution."
Withdrawal of the general partner

The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in most circumstances for the withdrawal of the general partner prior to December 31, 2012 in a manner which would cause a dissolution of our partnership. See "—Withdrawal or Removal of our General Partner."

Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. See "—Withdrawal or Removal of our General Partner."
Transfer of the general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all our substantially all of its assets to such person. The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2012. See "—Transfer of General Partner Interests."

Matter	Vote Requirement
Transfer of incentive distribution rights

Except for transfers to an affiliate or another person as part of the general partner's merger or consolidation with or into, or sale of all or substantially all of its assets to or sale of all or substantially all its equity interests to such person, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, voting separately as a class, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to December 31, 2012. See "—Transfer of Incentive Distribution Rights."

Transfer of ownership interests in the general partner	No approval required at any time. See "—Transfer of Ownership Interests in our General Partner."

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities interests that, in the sole discretion of our general partner, have special voting rights to which the common units are not entitled.

        Upon the issuance of additional partnership securities, our general partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units, subordinated units or other equity securities, that existed immediately prior to each issuance. The holders of Series A Preferred Units have a right of first refusal to purchase additional partnership securities that rank pari passu with the Series A Preferred Units so long as such GSO Crosstex Holdings LLC and its affiliates meet certain minimum ownership requirements set forth in our partnership agreement. The holders of common units will not have preemptive rights to acquire additional subordinated units, common units or other partnership securities.

Amendment of the Partnership Agreement

        General.    Amendments to the partnership agreement may be proposed only by or with the consent of our general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as we describe below, an amendment must be approved by a unit majority.

        Prohibited Amendments.    No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion;

  •
  change the term of our partnership;

  •
  provide that our partnership is not dissolved upon an election to dissolve our partnership by our general partner that is approved by a unit majority; or

  •
  give any person the right to dissolve our partnership other than our general partner's right to dissolve our partnership with the approval of a unit majority.

        The provision of the partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class.

        No Unitholder Approval.    Our general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

  •
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  •
  the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

  •
  a change that, in the sole discretion of our general partner, is necessary or advisable for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, the operating partnership nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of our general partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

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  any amendment expressly permitted in the partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

  •
  any amendment that, in the discretion of our general partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

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  a change in our fiscal year or taxable year and related changes; or

  •
  any other amendments substantially similar to any of the matters described in the preceding clauses.

        In addition, our general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner:

  •
  do not adversely affect the limited partners (or any particular class of limited partners as compared to other classes of limited partners) in any material respect;

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  are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which our general partner deems to be in our best interest and the best interest of our limited partners;

  •
  are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of the partnership agreement; or

  •
  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

        Opinion of Counsel and Unitholder Approval.    Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under "—No Unitholder Approval" should occur. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners or cause us, the operating partnership or its subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that adversely affects any of the rights, preferences and privileges of the Series A Preferred Units in any respect or amends or modifies any of the terms of the Series A Preferred Units requires the approval of a majority of the outstanding Series A Preferred Units. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Action Relating to the Operating Partnership

        Without the approval of holders of units representing a unit majority, our general partner is prohibited from consenting on our behalf, as the limited partner of the operating partnership, to any amendment to the partnership agreement of the operating partnership or taking any action on our behalf permitted to be taken by a limited partner of the operating partnership, in each case that would adversely affect our limited partners (or any particular class of limited partners as compared to other classes of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

        The partnership agreement generally prohibits our general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries as a whole. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

        If conditions specified in the partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until terminated under the partnership agreement. We will dissolve upon:

  •
  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

  •
  the sale, exchange or other disposition of all or substantially all of our assets and properties and our subsidiaries;

  •
  the entry of a decree of judicial dissolution of our partnership; or

  •
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under the last clause, the holders of a unit majority may also elect, within specific time limitations, to reconstitute us and continue our business on the same terms and conditions described in the partnership agreement by forming a new limited partnership on terms identical to those in the partnership agreement and having as general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability of any limited partner; and

  •
  neither our partnership, the reconstituted limited partnership nor the operating partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2012 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2012 our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interests" below.

        Upon the voluntary withdrawal of our general partner, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination and Dissolution" above.

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of the general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal.

        The partnership agreement also provides that if Crosstex Energy GP, L.P. is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal, our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at the time.

        In the event of removal of the general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

        Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval.

Transfer of General Partner Interests

        Except for transfer by our general partner of all, but not less than all, of its general partner interest in us and the operating partnership to:

  •
  an affiliate of the general partner (other than an individual); or

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  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us and the operating partnership to another entity prior to December 31, 2012 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in our General Partner

        At any time, the partners of our general partner may sell or transfer all or part of their partnership interests in the general partner without the approval of the unitholders.

Transfer of Incentive Distribution Rights

        Our general partner or its affiliates or a subsequent holder of incentive distribution rights may transfer its incentive distribution rights to an affiliate or to another person as part of its merger or consolidation with or into, or sale of all or substantially all of its assets, or sale of substantially all of its equity interests to, that person without the prior approval of the unitholders; but, in each case, the transferee must agree to be bound by the provisions of the partnership agreement. Prior to December 31, 2012, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units (excluding common units held by the general partner or its affiliates). On or after December 31, 2012, the incentive distribution rights will be freely transferable.

Change of Management Provisions

        The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Crosstex Energy GP, L.P. as our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors.

Limited Call Right

        If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

  •
  the highest cash price paid by our general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those partnership securities; and

  •
  the current market price as of the date three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read "Material Income Tax Considerations—Disposition of Common Units."

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

        Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." The Series A Preferred Units have voting rights that are identical to the voting rights of the common units, with each Series A Preferred Unit entitled to one vote for each common unit into which such Series A Preferred Unit is convertible. If at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

        An assignee of a unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Transferees that do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of units. Please read "Description of the Common Units—Transfer of Common Units."

Non-citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in-kind upon our liquidation.

Indemnification

        Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  our general partner;

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  any departing general partner;

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  any person who is or was an affiliate of a general partner or any departing general partner;

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  any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner or any departing general partner or any affiliate of general partner or any departing general partner; or

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  any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees in its sole discretion, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information will be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

        The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each partner;

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  a copy of our tax returns;

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  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

  •
  copies of the partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

  •
  information regarding the status of our business and financial condition; and

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  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under the partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Crosstex Energy GP, L.P. as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

        References in this "Cash Distribution Policy" to "we," "us" and "our" mean Crosstex Energy, L.P.

        General.    Within approximately 45 days after the end of each quarter, we will distribute all of our available cash to unitholders of record on the applicable record date.

        Definition of Available Cash.    Available Cash means, for any quarter ending prior to liquidation:

  •
  the sum of

  •
  all cash and cash equivalents of Crosstex Energy, L.P. and its subsidiaries on hand at the end of that quarter; and

  •
  all additional cash and cash equivalents of Crosstex Energy, L.P. and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made after the end of that quarter;

  •
  less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to

  •
  provide for the proper conduct of the business of Crosstex Energy, L.P. and its subsidiaries (including reserves for future capital expenditures and for future credit needs of Crosstex Energy, L.P. and its subsidiaries) after that quarter;

  •
  comply with applicable law or any debt instrument or other agreement or obligation to which Crosstex Energy, L.P. or any of its subsidiaries is a party or its assets are subject; and

  •
  provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that disbursements made by Crosstex Energy, L.P. or any of its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if the general partner so determines.

Operating Surplus and Capital Surplus

        General.    All cash distributed to unitholders will be characterized either as "operating surplus" or "capital surplus." We distribute available cash from operating surplus differently than available cash from capital surplus.

        Definition of Operating Surplus.    For any period operating surplus generally means:

  •
  our cash balance of $7.2 million at the closing of our initial public offering; plus

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  $8.9 million; plus

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  all of our cash receipts since the initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

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  working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

  •
  all of our operating expenditures since the initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures, and less

  •
  the amount of cash reserves that the general partner deems necessary or advisable to provide funds for future operating expenditures.

        Definition of Capital Surplus.    Capital surplus will generally be generated only by:

  •
  borrowings other than working capital borrowings;

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  sales of debt and equity securities; and

  •
  sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

        Characterization of Cash Distributions.    We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. While we do not anticipate that we will make any distributions from capital surplus in the near term, we may determine that the sale or disposition of an asset or business owned or acquired by us may be beneficial to our unitholders. If we distribute to you the equity we own in a subsidiary or the proceeds from the sale of one of our businesses, such a distribution would be characterized as a distribution from capital surplus.

Distributions to Series A Preferred Units

        On January 19, 2010, we issued 14,705,882 Series A Preferred Units. The Series A Preferred Units are convertible in whole or in part into common units at any time at the holder's election. The number of common units into which a Series A Preferred Unit is convertible will be an amount equal to (i) the sum of $8.50 and all accrued and accumulated but unpaid distributions, divided by (ii) the Conversion Price, as defined below.

        Commencing on January 19, 2013, we will have the right at any time to convert all or part of the Series A Preferred Units then outstanding, provided that (i) the daily volume-weighted average trading price of the common units on the national exchange on which the common units are listed or admitted to trading must be greater than 150% of the then-applicable conversion price for 20 out of the trailing 30 days ending on two trading days before the date on which we deliver notice of such conversion, and (ii) the average daily trading volume of common units on such national exchange must have exceeded 250,000 common units for 20 out of the trailing 30 trading days ending on two trading days before the date on which we deliver notice of such conversion.

        During the time period in which any Series A Preferred Units are outstanding, the Series A Preferred Units will receive quarterly distributions ("Series A Quarterly Distributions") in an amount equal to the greater of (a) the amount of aggregate distributions that would be payable had such Series A Preferred Units converted into common units and (b) a fixed rate of 0.025 multiplied by the conversion price, which will initially be $8.50 per Series A Preferred Unit (subject to customary anti-dilution adjustments) (the "Conversion Price"), paid in arrears within 45 days after the end of each quarter and prior to any other distributions are made with respect to the common units. Such distributions may be paid in cash, in additional Series A Preferred Units issued in kind or any combination thereof, as determined by us in our sole discretion. Our general partner is not entitled to a 2% distribution with respect to Series A Quarterly Distributions made pursuant to clause (b) of the second preceding sentence. If the distributions are made to the preferred unitholders on an as-converted basis, distributions are made 98% to the common and preferred unitholders and 2% to our general partner, subject to the payment of incentive distributions as described below to the extent that certain target levels of cash distributions are achieved. We will not pay any distribution with respect to any common units in any quarter in which the Series A Preferred Units do not receive a Series A Quarterly Distribution in full in cash. Cash distributions on the Series A Preferred Units are deducted from the calculation of the amount of available cash.

Distributions of Available Cash from Operating Surplus

        Subject to the payment of distributions to the Series A Preferred Units described above, we will make distributions of available cash from operating surplus in the following manner:

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  First, 98% to all unitholders, pro rata, and 2% to our general partner until we distribute for each outstanding unit an amount equal to $0.25 (the "minimum quarterly distribution") for that quarter;

  •
  Second, 85% to all unitholders, pro rata, 13% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner until each unitholder receives a total of $0.3125 per unit for that quarter (the "first target distribution");

  •
  Third, 75% to all unitholders, pro rata, 23% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.375 per unit for that quarter (the "second target distribution"); and

  •
  Thereafter, 50% to all unitholders, pro rata, 48% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner.

Distributions from Capital Surplus

        How Distributions from Capital Surplus will be Made.    Subject to the payment of distributions to the Series A Preferred Units described above, we will make distributions of available cash from capital surplus in the following manner:

  •
  First, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit that was issued in the initial public offering, an amount of available cash from capital surplus equal to the initial public offering price; and

  •
  Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

        Effect of a Distribution from Capital Surplus.    The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units we will proportionately adjust the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price.

Distributions of Cash upon Liquidation

        If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation; provided, however, that in preference to the holders of our other securities, we will distribute to the holders of Series A Preferred Units an amount equal to the greater of (a) the sum of (i) the Conversion Price multiplied by the number of Series A Preferred Units owned by such holders, plus (ii) all accrued but unpaid distributions on such Series A Preferred Units or (b) the amount of aggregate distributions that would be payable had such Series A Preferred Units converted into common units.

MATERIAL INCOME TAX CONSIDERATIONS

        This section discusses the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Baker Botts L.L.P., counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of United States federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing Treasury regulations and proposed Treasury regulations promulgated under the Internal Revenue Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Crosstex Energy, L.P.

        The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local, and foreign tax consequences particular to him of the ownership or disposition of common units.

        No ruling has been or will be requested from the Internal Revenue Service (the "IRS") regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Baker Botts L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinions of Baker Botts L.L.P. and are based on the accuracy of the representations made by us.

        For the reasons described below, Baker Botts L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

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  the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please see "—Tax Consequences of Unit Ownership—Treatment of Short Sales");

  •
  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please see "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and

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  whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please see "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Common Units").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or to the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest.

        In general, entities with multiple owners which are formed as state law limited partnerships are classified as partnerships for federal income tax purposes provided that they do not elect to be taxed as corporations. However, Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the Operating Partnership for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Baker Botts L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions, and the representations and estimate described below, we will be classified as a partnership and the Operating Partnership will be disregarded as an entity separate from us for federal income tax purposes.

        In rendering its opinion, Baker Botts L.L.P. has relied on factual representations made by us and our general partner. Among the factual representations made by us and our general partner upon which Baker Botts L.L.P. has relied are:

  (a)
  Neither we nor the Operating Partnership has elected or will elect to be treated as a corporation;

  (b)
  For each taxable year, more than 90% of our gross income has been and will be income that Baker Botts L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

  (c)
  Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas, or products thereof that are held or to be held by us in activities that Baker Botts L.L.P. has opined or will opine result in qualifying income.

        We believe that these representations have been true in the past and expect that these representations will be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Baker Botts L.L.P.'s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of Crosstex Energy, L.P. will be treated as partners of Crosstex Energy, L.P. for federal income tax purposes. Also:

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  assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

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  unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Crosstex Energy, L.P. for federal income tax purposes.

        As there is no direct or indirect controlling authority addressing the federal income tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Baker Botts L.L.P.'s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please see "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in Crosstex Energy, L.P.

        The references to "unitholders" in the discussion that follows assume that a unitholder is treated as one of our partners for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-Through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of our common units, taxable in accordance with the rules described under "—Disposition of Common Units." Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please see "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the

Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder's initial tax basis for his common units will be the amount he paid for our common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please see "—Disposition of Common Units—Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations), to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at -risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such unitholders' tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at -risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  •
  interest on indebtedness properly allocable to property held for investment;

  •
  our interest expense attributed to income that is treated as portfolio income under the passive loss rules; and

  •
  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our income which is treated as portfolio income under the passive loss rules will be treated as investment income.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the common unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to certain other classes of units, or incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of these excess distributions or incentive distributions. If we have a net loss for the entire year, that loss generally will be allocated first to the general partner and the common unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner. Notwithstanding the foregoing, any items of loss or deduction that are attributable to compensatory transfers of stock, stock options or other property by our general partner or Crosstex Energy, Inc. to any employee or other service provider will generally be specially allocated to the general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and

(ii) any difference between the tax basis and fair market value of any assets contributed to us that exists at the time of such contribution (the assets described in clauses (i) and (ii) are together referred to in this discussion as the "Contributed Property"). The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in an offering will, as to those assets in respect of which we use the remedial method, be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of such offering. In the event we issue additional common units or engage in certain other transactions in the future, we will make "reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, to all holders of partnership interests immediately prior to such issuance or other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner as is needed to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

  •
  his relative contributions to us;

  •
  the interests of all the partners in profits and losses;

  •
  the interest of all the partners in cash flow; and

  •
  the rights of all the partners to distributions of capital upon liquidation.

        Baker Botts L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  •
  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

  •
  any cash distributions received by the unitholder as to those units would be fully taxable; and

  •
  all of these distributions would appear to be ordinary income.

        Baker Botts L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. We do not expect to generate significant tax preference items or adjustments. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

        Tax Rates.    Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2011, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively, and the higher marginal tax rate applicable to long-term capital gains of an individual will increase to 23.8% for taxable years beginning after December 31, 2012. Moreover, these rates are subject to change by new legislation at any time.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Where the remedial allocation method is adopted (which we have generally adopted as to all of our properties), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the Section 704(c) built in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Although Baker Botts L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please see "—Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please see "—Disposition of Common Units—Recognition of Gain or Loss." The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions, as well as a lesser amount of gain (or a greater amount of loss) on a sale of our assets.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please see "—Disposition of Common Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders holding interests in us prior to any such offering. Please see "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. We may not be entitled to amortization deductions with respect to certain goodwill conveyed to us in future transactions or held at the time of any future offering. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please see "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs we incur in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and determination of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates of value and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2010, 20% beginning January 1, 2011 and 23.8% for taxable years beginning after December 31, 2012 (absent new legislation extending or adjusting the current rate). However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to below as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Baker Botts L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who satisfies such requirements.

        Constructive Termination.    We will be considered to have been terminated for tax purposes if there are sales or exchanges that, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and common unitholders receiving two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code. Finally, a termination would result in a significant deferral of our depreciation deductions allowable in computing our taxable income. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Common Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of

Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please see "—Tax Consequences of Unit Ownership—Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please see "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please see "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold taxes at the highest applicable effective tax rate from cash distributions made quarterly to non-U.S. unitholders. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, a unitholder's gain is considered to be effectively connected income to the extent such gain is attributable to assets of Crosstex Energy, L.P. which are used in the conduct of a U.S. trade or business. In this regard, substantially all of our assets are used in the conduct of a U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders likely will be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Baker Botts L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

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  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  whether the beneficial owner is:

  (1)
  a person that is not a United States person;

  (2)
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  (3)
  a tax-exempt entity;

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  the amount and description of common units held, acquired or transferred for the beneficial owner; and

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  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority;" or

  •
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please see "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions:

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  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-related Penalties,"

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  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

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  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you may be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property and do business in Texas and Louisiana. Moreover, we may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you might be required to file income tax returns and to pay income taxes in other jurisdictions in which we do business or own property, now or in the future, and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please see "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Baker Botts L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

        A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of the debt securities.

SELLING UNITHOLDERS

        We are registering for resale common units that were issued upon conversion of our Senior Subordinated Series D Units, which were sold in a private placement on March 23, 2007 pursuant to that certain Senior Subordinated Series D Unit Purchase Agreement between us and each of the Purchasers set forth on Schedule A thereto, dated as of March 23, 2007. The Senior Subordinated Series D Units automatically converted into common units on March 23, 2009 at a ratio of 1.05 common units for each Senior Subordinated Series D Unit for a total issuance of 4,069,106 common units.

        The prospectus supplement for any offering of our common units by the selling unitholders hereunder will include the following information:

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  the name of each selling unitholder;

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  the nature of any position, office or other material relationship which each selling unitholder has had within the last three years with us or any of our predecessors or affiliates;

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  the number of common units held by each selling unitholder prior to the offering;

  •
  the number of common units to be offered for each selling unitholder's account; and

  •
  the number, and, if required by law, the percentage of common units held by each of the selling unitholders before and after the offering.

        Because the selling unitholders may be deemed to be "underwriters" under the Securities Act, the selling unitholders must deliver this prospectus and any prospectus supplement in the manner required by the Securities Act.

PLAN OF DISTRIBUTION

        We may sell the securities being offered hereby directly to purchasers, through agents, through underwriters or through dealers. The selling unitholders may sell the securities being offered hereby through underwriters.

        We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we or the selling unitholders utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, the selling unitholders, will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We or the selling unitholders may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

        Common units and debt securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

        Because FINRA views our common units as interests in a direct participation program, any offering of common units pursuant to this registration statement will be made in compliance with FINRA Rule 2310.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

        In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

        The validity of the securities offered in this prospectus will be passed upon for us by Baker Botts L.L.P., Dallas, Texas. Baker Botts L.L.P. will also render an opinion on the material federal income tax considerations regarding the securities. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

        The consolidated financial statements and schedule of Crosstex Energy, L.P. as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the SEC under the Securities Act that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

        In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC's public reference room. Our SEC filings are available on the SEC's web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.crosstexenergy.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference in this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act

of 1934 (excluding information deemed to be furnished and not filed with the SEC) until all offerings under this registration statement are completed:

  •
  our annual report on Form 10-K for the year ended December 31, 2009;

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  our quarterly report on Form 10-Q for the period ended March 31, 2010;

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  our current reports on Form 8-K filed on January 11, 2010, January 22, 2010, January 26, 2010, January 26, 2010, February 5, 2010 and February 16, 2010 (in each case to the extent filed and not furnished); and

  •
  the description of our common units in our registration statement on Form 8-A (File No. 000-50067) filed pursuant to the Securities Exchange Act of 1934 on November 4, 2002.

        You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC's web site at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in those documents), at no cost, by visiting our internet website at www.crosstexenergy.com, or by writing or calling us at the following address:

        Crosstex Energy, L.P.

        2501 Cedar Springs

        Dallas, Texas 75201

        Attention: Investor Relations

        Telephone: (214) 953-9500

8,800,000 Common Units
Representing Limited Partner Interests

PRELIMINARY PROSPECTUS SUPPLEMENT

                            , 2012

Joint Book-Running Managers

Wells Fargo Securities

BofA Merrill Lynch

Citigroup

RBC Capital Markets

Co-Managers

Goldman, Sachs & Co.

Raymond James

BMO Capital Markets

Janney Montgomery Scott

ABN AMRO